Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE	DRG&E (713) 529-6600

TGC INDUSTRIES ANNOUNCES CLOSING OF PUBLIC OFFERING

PLANO, TEXAS – OCTOBER 13, 2005 – TGC Industries, Inc. (AMEX: TGE) today announced the closing of its public offering of 5.5 million shares of its Common Stock at a price of $7.50 per share.  The sale resulted in net proceeds of approximately $38.1 million.

The Company intends to use the net proceeds from the offering to repurchase stock purchase warrants exercisable into 3,516,645 shares of its Common Stock, to purchase an additional ARAM ARIES recording system and other peripheral seismic equipment, including nine additional vibration vehicles, and for working capital and general corporate purposes.

Oppenheimer & Co. Inc. acted as lead underwriter and book-running manager for this offering, and Sanders Morris Harris Inc. acted as co-manager.

TGC Industries, Inc., based in Plano, Texas, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

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